ON ASSIGNMENT
Employer of Knowledge Workers

On Assignment, Inc. 26651 West Agoura Road, Calabasas, California 91302
Telephone 818 878 7900, Facsimile 818 878 7930

For Release
August 7, 2001
at 2:00 p.m. PDT

On Assignment, Inc. Announces Election of Dr. Joe Peterson
as Chief Executive Officer Effective September 1, 2001

Calabasas, CA, August 7, 2001— On Assignment, Inc. (Nasdaq: ASGN) today announced that the Board of Directors has elected Dr. Joe Peterson as Chief Executive Officer of the Company and as a member of the Board effective September 1, 2001. H. Tom Buelter, Chairman and Chief Executive Officer made the announcement on behalf of the Board. The Company previously announced that Dr. Peterson had been hired to succeed Mr. Buelter after a brief transition period. Mr. Buelter will continue to serve as Chairman of the Board and as a consultant to the Company. Dr. Peterson will also succeed Kathy West as President of the Company. Ms. West who announced her retirement effective September 1, 2001 has agreed to serve as a consultant to the Company.

Mr. Buelter stated, “We have been extremely impressed by Joe’s understanding of the On Assignment model and the current opportunities available to our organization. Joe’s election as Chief Executive Officer completes the management transition that will permit the Company to build on its past successes.”

Said Dr. Peterson, “I am extremely excited to head such an enthusiastic and experienced senior management team and our outstanding field organization. The team and I and all of our Account Managers and support personnel are committed to continuing to build upon the model and the culture that have made On Assignment an enduring and successful business.”

On Assignment, Inc., through its Lab Support and Healthcare Staffing segments, is a leading provider of temporary professionals to the scientific and healthcare industries. As of June 30, 2001, On Assignment’s branch network encompasses 170 branches in 89 operational markets across the United States, Canada, the United Kingdom, the Netherlands, Belgium, Switzerland and Ireland. On Assignment, Inc. common stock is traded on the Nasdaq Stock Market under the symbol ASGN.

FOR FURTHER INFORMATION, PLEASE CONTACT:
Mr. Ronald W. Rudolph
Executive Vice President, Finance
and Chief Financial Officer
(818) 878-7900

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